Exhibit 99

                             NEWS RELEASE
                             ------------

                             APPROVED BY:      Herbert S. Lightstone
                                               Vice President,
                                               Public Relations
                                               (714) 545-0100

                             CONTACT:          Morgen-Walke Associates, Inc.
                                               Jim Byers, Doug Sherk
                                               (415) 296-7383
                                               Vince Daniels, Josh Passman
                                               (212) 850-5600

        ICN PHARMACEUTICALS COMPLETES ACQUISITION OF RIGHTS TO
                  FOUR ROCHE PHARMACEUTICAL PRODUCTS

     NEW YORK, NY, December 8, 1997 - ICN Pharmaceuticals, Inc. (NYSE:
ICN) today announced the closing of the acquisition of U.S. rights to Efudix and Librium and worldwide rights to Levo-Dromoran and Tensilon from subsidiaries of F. Hoffmann-LaRoche Ltd. (Roche).

     The total aggregate purchase price of the deal was $89 million, which was paid utilizing the price appreciation in ICN stock held by Roche in accordance with the terms of a previously announced product acquisition.

     Efudix is a dermatological product for treatment of superficial or precancerous skin lesions. Librium is a benzodiazepine tranquilizer used as an anxiolytic. Levo-Dromoran is a medication for the management of severe pain and Tensilon is used for treatment of myesthenia gravis. U.S. sales for the four products totaled $25.3 million for the 12 months ended September 30, 1997.

     ICN Pharmaceuticals, Inc. manufactures and markets a broad range of prescription and non-prescription pharmaceuticals and biotechnology research products in over 60 countries in North and Latin America, Eastern and Western Europe and the Pacific Rim countries.

     "THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release may contain forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.